Exhibit 99.1

Scientific Games First Quarter Revenues Rise 6% to $257 Million

Net income per diluted share of $0.21; $0.24 excluding Global Draw earn-out accrual and phone card restructuring charges; $0.31 excluding stock compensation expense

NEW YORK, May 8, 2008 - Scientific Games Corporation (NASDAQ: SGMS) today reported first quarter 2008 revenues of $257.0 million, up 6% from $242.3 million in the first quarter of 2007.  Net income was $19.9 million or $0.21 per diluted share, down from net income of $24.8 million or $0.26 per diluted share in the first quarter of 2007. Non-GAAP adjusted net income, excluding the Global Draw Limited earn-out accrual, phone card business restructuring cost, and stock compensation expense was $29.0 million or $0.31 per non-GAAP diluted share, compared to non-GAAP adjusted net income of $30.0 million or $0.32 per non-GAAP diluted share in the first quarter of 2007.

EBITDA for the first quarter of 2008 was $76.9 million, up from $75.8 million in the first quarter of 2007. Adjusted EBITDA increased 8% to $89.9 million for the first quarter of 2008, compared to adjusted EBITDA of $82.9 million for the first quarter of 2007.

During the quarter ended March 31, 2008, Scientific Games recorded charges of $1.8 million, or $0.01 per share, for a portion of the Global Draw contingent earn-out, $2.8 million, or $0.02 per share, for the phone card business restructuring costs and a charge of $8.5 million, or $0.06 per share, for stock compensation expense.

Printed Products

Printed Products Group revenue increased by 19% overall to $135.9 million in the first quarter; Printed Products Group service revenue for the quarter was $127.2 million, 22% ahead of the first quarter of 2007.  Excluding revenues from Oberthur Gaming Technologies (OGT) of $19.5 million, the Pennsylvania cooperative service contract re-pricing, and instant tickets shipped to China, ‘same store’ sales growth in the quarter was just under 9%.  Holding all of these things constant and excluding licensed products, ‘same store’ sales were up 15% in the quarter.  Once again we saw strong results from instant ticket sales in the U.K. and in Italy.

As expected, overall margins in the Printed Products Group improved sequentially from 39% in the fourth quarter of 2007 to 43% in the first quarter of this year, and nearly back to the pre-OGT level of 44% recorded in the first quarter of 2007.  The integration of OGT was completed part way through the first quarter of 2008 and we expect to see the full benefits accruing in future quarters. First quarter revenue and gross margin were further impacted by the fact that while close to a billion instant tickets were manufactured and delivered to China, revenue was recognized on less than a quarter of the production, with the balance expected to be recognized in the second quarter.

As mentioned previously, the Printed Products Group underwent a restructuring of the phone card business in the Leeds, England plant in the first quarter 2008 and incurred a charge of $2.8 million, predominantly for employee termination.  The redesign of our phone card product allows us to significantly reduce the number of employees needed to package the product and we expect margins to improve from this segment going forward.

During the quarter, Scientific Games announced the successful launch of Olympic-themed instant lottery tickets by the China Sports Lottery (CSL) in the People’s Republic of China (“PRC”). The program debuted on Sunday, March 23rd, in the Shandong province with over 1,500 initial retail locations. CSL has achieved approximately 1.3 billion Yuan or US$180 million in sales since this launch. CSL and Scientific Games have now expanded into nine provinces with 13,500 retailers with plans to expand into additional provinces approximately every two weeks until all 31 provinces in the PRC sell CSL instant tickets.

These initial results are all due to our successful design, installation and operation of the national instant ticket network with the CSL, comprising a central monitoring and control system and a national call center.  We expect to have 40,000 instant ticket validation terminals online by the start of the Beijing Olympics, and at least 90,000 terminals by the end of 2009.  Our CSL printing agreement to establish a state-of-the-art instant ticket production facility in China is also on track to be complete by the end of the year.

Subsequent to the end of the quarter, Scientific Games announced it had been awarded its fourth cooperative service contract in Germany with the Sachsen-Anhalt Lottery to supply instant tickets and cooperative services to 2.5 million people and approximately 670 retailers.

Lottery Systems Group

A year to year decline in one-time lottery equipment sales of nearly $3 million accounted for the overall decline in Lottery Systems Group revenue in the quarter. While Lottery Systems Group margins declined slightly to 45% from 46% in 2007, domestic system margins, which have been increasing steadily for several quarters, improved once again by nearly a full percentage point to 45%.

During the first quarter of 2008, Scientific Games announced a contract to supply 25,000 Leonardo/WAVE™ terminals to SISAL S.p.A., a leading Italian lottery and gaming company.  Terminal deliveries will begin in the second quarter of this year and continue for the next 36 months.

The Televisa Mexican lottery contract continued to have a negative impact on earnings, costing the company $2.8 million, approximately $0.02 per share, in the first quarter of 2008.  As previously indicated, we believe the launch of instant tickets is the key to future profitability.  At the present time, progress has been made in this regard, and we are cautiously optimistic that instant tickets will be launched during the second half of 2008.

Subsequent to the end of the quarter, after an open and competitive procurement process, the Pennsylvania Department of Revenue announced it selected Scientific Games to enter into negotiations for its lottery systems contract to supply a new range of lottery equipment, including the “next-generation” WAVE™ terminal. The contract begins in January 2009, will have an initial term of five years, and will provide for five one-year extension options. Also during the quarter we were granted a nine-month contract extension by the West Virginia Lottery to allow our previously announced protest to run its course.

Diversified Gaming

Global Draw’s ‘same store’ sales were up 36% in win per shop for the first quarter of 2008 versus 2007; and 17% on a win per terminal basis, both achieving record highs. By the end of the first quarter, Global Draw had connected 547 William Hill betting shops, representing approximately 2,100 dual-screen Nevada terminals, to the Global Draw server-based satellite network. The total Global Draw installed base in the U.K. has now reached 11,746 terminals.  Initial installations into Corporacion Interamericana de Entretenimiento (CIE) in Mexico are performing ahead of expectations, recording win per day in excess of competitive products. Global Draw is also witnessing progress on expanding this network elsewhere in Latin America, Eastern Europe and Asia.

In contrast to strong revenue growth in Global Draw, revenues within Diversified Gaming were down in the racing—related businesses and in Games Media Limited. The former was impacted by the shift of the racing communications business from our own books to the Roberts Communications Network, LLC joint venture in the second quarter of 2007. Games Media was impacted by the strategic shift in its business mix from one-time sale of analog machines in the first quarter of last year, to a digital, participation-based recurring revenue model at present. As previously reported, the roll-out of the new Games Media model, which builds on the Global Draw infrastructure, is proceeding exceedingly well. Lastly, as indicated earlier in this release, Diversified Gaming profits were impacted by nearly $2 million due to the Global Draw earn-out accrual.

During the quarter, Scientific Games signed new contracts with Nassau Regional Off-Track Betting Corporation to replace the existing totalisator services agreement for the provision of wagering systems hardware, software, service, wagering devices and a new digital Interactive Voice Response (IVR) telephone wagering system as well as provide for the implementation of a new Trackplay™ advanced deposit wagering (ADW) website. We also signed four new contracts with customers in Germany and Finland for the provision of pari-mutuel wagering systems, terminal and services.

Information about the use of non-GAAP financial information is provided under the section “Non-GAAP Disclosure” below. The non-GAAP measures (adjusted net income, diluted adjusted net income per share, EBITDA and adjusted EBITDA) are reconciled to the corresponding GAAP measures in the financial schedules accompanying this release.

Share Repurchase Program

During the quarter Scientific Games purchased 1,000,000 shares at an aggregate cost of approximately $18.0 million or $18.03 per share. The remaining authorization under our stock repurchase program totaled $172 million at March 31, 2008.

Convertible Debentures

A market price event did not occur for the quarter ended March 31, 2008 and, accordingly, the Convertible Debentures are not convertible during the current quarter ending June 30, 2008.  During the first quarter of 2008, the average price of the Company’s common stock did not exceed the specified conversion price of $29.10 of the Convertible Debentures. Because of this, no additional shares of common stock have been included in the weighted average number of diluted shares for the first quarter of 2008.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern.  To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab.  To access the call by telephone, please dial (866) 510-0712 (US & Canada) or (617) 597-5380 (International) fifteen minutes before the start of the call.  The Conference ID# is 46874432.  The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of fixed odds betting terminals and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:
Investor Relations
Scientific Games
212-754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual outcomes may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; dependence on suppliers and manufacturers;

factors associated with foreign operations; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which the Company assesses its financial performance, and it provides useful information regarding the Company’s ability to service its debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles (GAAP) as measures of the Company’s profitability or liquidity. EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

EBITDA, adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with useful financial information that can be used in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this press release should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2007 and 2008
 (Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2008
Operating revenues:
Services	$210,993	233,953
Sales	31,273	23,054
	242,266	257,007
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	116,747	130,378
Cost of sales (exclusive of depreciation and amortization)	22,485	16,844
Selling, general and administrative expenses	39,145	49,788
Depreciation and amortization	29,078	34,504
Operating income	34,811	25,493
Other (income) deductions:
Interest expense	12,892	13,884
Equity in net income of joint ventures	(11,878)	(16,859)
Other (income) expense	(390)	50
	624	(2,925)
Income before income tax expense	34,187	28,418
Income tax expense	9,428	8,511
Net income	$24,759	19,907

Basic and diluted net income per share:
Basic net income	$0.27	0.21
Diluted net income	$0.26	0.21
Weighted average number of shares used in per share calculations:
Basic shares	91,993	93,314
Diluted shares	95,288	94,718

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2007 and March 31, 2008
(Unaudited, in thousands)

	December 31, 2007	March 31, 2008
Assets:
Cash and cash equivalents	$29,403	31,924
Other current assets	368,474	371,865
Property and equipment, net	561,624	596,094
Long-term assets	1,140,538	1,166,649
Total assets	$2,100,039	2,166,532

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$4,942	13,777
Other current liabilities	212,572	203,151
Long-term debt, excluding current portion	1,072,625	1,111,920
Other long-term liabilities	148,685	148,952
Stockholders’ equity	661,215	688,732
Total liabilities and stockholders’ equity:	$2,100,039	2,166,532

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended March 31, 2007 and 2008
(Unaudited, in thousands)

	Three Months Ended March 31, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$104,631	54,331	52,031	210,993
Sales revenues	9,262	11,049	10,962	31,273
Total revenues	113,893	65,380	62,993	242,266
Cost of services (1)	55,662	29,391	31,694	116,747
Cost of sales (1)	7,624	6,238	8,623	22,485
Selling, general and administrative expenses	11,481	7,997	5,348	24,826
Depreciation and amortization (2)	8,400	14,131	6,322	28,853
Segment operating income	$30,726	7,623	11,006	49,355
Unallocated corporate expense				14,544
Consolidated operating income				$34,811

	Three Months Ended March 31, 2008
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$127,226	54,646	52,081	233,953
Sales revenues	8,671	7,764	6,619	23,054
Total revenues	135,897	62,410	58,700	257,007
Cost of services (1)	70,813	28,649	30,916	130,378
Cost of sales (1)	6,245	5,872	4,727	16,844
Selling, general and administrative expenses	17,741	9,278	6,783	33,802
Depreciation and amortization (2)	9,976	14,974	9,285	34,235
Segment operating income	$31,122	3,637	6,989	41,748
Unallocated corporate expense				16,255
Consolidated operating income				$25,493

(1)                      Exclusive of depreciation and amortization

(2)                      Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2008
Income before income tax expense	$34,187	28,418
Add: Stock compensation charges	7,129	8,518
Add: Printed Products restructuring	—	2,772
Add: Global Draw earn-out	—	1,776
Non-GAAP net income before income tax expense	41,316	41,484
Non-GAAP income tax expense	11,362	12,445
Non-GAAP adjusted net income	29,954	29,039

Diluted non-GAAP net income per share	$0.32	0.31
Diluted GAAP net income per share	$0.26	0.21
Weighted average number of shares used in per share calculations	95,288	94,718
Less: Diluted shares included in weighted averagenumber of shares related to potential conversion ofconvertible debt	684	—
Non-GAAP weighted average number of shares used in per share calculations	94,604	94,718

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31,
	2007	2008
Net income	$24,759	19,907
Add: Income tax expense	9,428	8,511
Add: Depreciation and amortization expense	29,078	34,504
Add: Interest expense, net of other income or loss	12,502	13,934
EBITDA	$75,767	76,856

Add: Printed Products restructuring	—	2,772
Add: Global Draw earn-out	—	1,776
Add: Stock compensation charges	7,129	8,518
Adjusted EBITDA	$82,896	89,922